KRONOS WORLDWIDE ANNOUNCES FOURTH QUARTER 2013 RESULTS

DALLAS, TEXAS…March 12, 2014… Kronos Worldwide, Inc. (NYSE:KRO) today reported net income for the fourth quarter of 2013 of $2.9 million, or $.03 per share, compared to a net loss of $18.1 million, or $.16 per share, in the fourth quarter of 2012.  For the full year of 2013, Kronos Worldwide reported a net loss of $102.0 million, or $.88 per share, compared with net income of $218.5 million, or $1.89 per share in 2012.  Comparability of the Company’s results for the fourth quarter periods was impacted by lower income from operations in 2013 principally due to lower average TiO2 selling prices, partially offset by lower raw materials costs.  Comparability of the full year periods was impacted by lower income from operations in 2013, principally due to lower average TiO2 selling prices, higher raw materials and other production costs and a litigation settlement charge in 2013, as discussed further below.  Comparability of the Company’s results for the fourth quarter and full year of 2013 was also impacted by unabsorbed fixed production and other costs associated with the labor lockout at our Canadian plant, and costs resulting from the terms of a new collective bargaining agreement reached with our unionized Canadian workforce and other back-to-work expenses, as discussed further below.

Net sales of $368.6 million in the fourth quarter of 2013 were $28.2 million, or 7%, lower than in the fourth quarter of 2012.  Net sales of $1,732.4 million in the full year of 2013 were $243.9 million, or 12%, lower than in the full year 2012.  Net sales decreased in the fourth quarter of 2013 as compared to the fourth quarter of 2012 primarily due to lower average TiO2 selling prices.  Net sales decreased in the full year of 2013 primarily due to lower average TiO2 selling prices, partially offset by higher sales volumes.  The Company’s average TiO2 selling prices decreased 10% in the fourth quarter of 2013 as compared to the fourth quarter of 2012, and decreased 19% for the full year as compared to 2012.  The Company’s average TiO2 selling prices at the end of 2013 were 7% lower than at the end of 2012 and were 1% higher in the fourth quarter of 2013 as compared to the third quarter of 2013.  TiO2 sales volumes in the fourth quarter of 2013 were 1% lower than in the fourth quarter of 2012, while sales volumes for the full year 2013 were 6% higher than in 2012.  TiO2 sales volumes in the fourth quarter of 2013 were impacted by the continued lockout of unionized employees at the Company’s Canadian TiO2 facility, and the resulting curtailment of production at such facility during the lockout.  A new collective bargaining agreement with the Canadian workforce was reached effective the end of November 2013, and production at the facility resumed in February 2014.  Fluctuations in currency exchange rates also impacted net sales comparisons, increasing net sales by approximately $8 million in the fourth quarter and approximately $18 million in the full year 2013 as compared to the comparable periods in 2012.  The table at the end of this press release shows how each of these items impacted the overall change in sales.

The Company’s TiO2 segment profit (see description of non-GAAP information below) in the fourth quarter of 2013 was $1.8 million compared to $4.7 million in the fourth quarter of 2012.  For the full year the Company’s segment loss was $83.6 million compared to segment profit of $373.8 million in 2012.  Segment profit decreased in the fourth quarter of 2013 compared to the same period of 2012 primarily due to the net effects of lower raw materials and other production costs, lower average TiO2 selling prices and one-time costs of approximately $9 million resulting from the terms of the new collective bargaining agreement reached with the Company’s Canadian workforce mentioned above.  Such one-time Canadian costs consist principally of a non-cash pension charge of approximately $7 million due to the curtailment of one of the Company’s Canadian defined benefit pension plans, and severance and other back-to-work expenses.  Segment profit decreased in the full year of 2013 primarily due to the net effects of lower average TiO2 selling prices, higher raw materials and other production costs, higher sales volumes and the one-time Canadian costs mentioned above.   As expected, the cost of sales per metric ton of TiO2 sold in the second half of 2013 was lower than the cost of sales per metric ton of TiO2 sold in the second half of 2012, primarily due to lower feedstock ore costs.  Our cost of sales per metric ton of TiO2 sold in the first half of 2013 was significantly higher than TiO2 sold in the first half of 2012, as a substantial portion of the TiO2 products we sold in the first quarter of 2013 (and a portion of the TiO2 products we sold in the second quarter of 2013) was produced with significantly higher-cost feedstock ore purchased in 2012.

Kronos’ TiO2 production volumes were 2% higher in the fourth quarter of 2013 as compared to the fourth quarter of 2012, and were 1% higher for the year.  Kronos’ production utilization rates were impacted by the lockout at our Canadian production facility that began in June 2013, as we operated our Canadian plant at approximately 15% of the plant’s capacity with non-union management employees during the lockout.  Segment profit was negatively impacted in 2013 by approximately $19 million of unabsorbed fixed production and other manufacturing costs associated with the lockout at the Canadian TiO2 production facility, of which approximately $12 million related to the fourth quarter.  Segment profit was negatively impacted in 2012 by approximately $25 million of unabsorbed fixed production costs resulting from reduced production volumes in 2012, most of which was incurred in the third quarter.  Segment profit comparisons were also impacted by the effects of fluctuations in currency exchange rates, which increased segment profit by approximately $5 million in the fourth quarter and decreased segment profit by approximately $2 million for the year.

Corporate expense in 2013 includes a third quarter pre-tax litigation settlement charge of $35 million ($22.5 million, or $.19 per share, net of income tax benefit).

We recognized a $3.9 million securities transaction loss in the fourth quarter of 2012 on the sale, pursuant to a cash tender offer by a third party, of all of our shares of Titanium Metals Corporation (TIMET) common stock for $70.0 million.

As previously reported, in June 2012, we entered into a $400 million term loan and used a portion of the net proceeds to redeem the remaining €279.2 million principal amount outstanding of our 6.5% Senior Secured Notes due April 2013.  As a result, we recognized a second quarter 2012 charge of $7.2 million ($4.7 million, or $.04 per share, net of income tax benefit) associated with the early extinguishment of such remaining Senior Notes.  In February 2013, we voluntarily prepaid an aggregate $290 million principal amount under our $400 million term loan, using $100 million of available cash as well as borrowings of $190 million under a new loan from Contran Corporation, our parent.  In July 2013, we voluntarily prepaid the remaining $100 million principal amount outstanding under our term loan, using $50 million of our cash on hand as well as borrowings of $50 million under our revolving North American credit facility.  As a result of such prepayments, the Company’s results in 2013 include an aggregate charge of $8.9 million ($5.8 million, or $.05 per share, net of income tax benefit), consisting of the write-off of unamortized original issue discount and deferred financing costs associated with such prepayments.

Our income tax provision in 2012 includes a net incremental tax benefit of $3.1 million.  We determined during the third quarter of 2012 that due to global changes in the business the Company would not remit any dividends from our non-U.S. jurisdictions.  As a result, certain tax attributes were available for carryback to offset prior year tax expense and our provision for income taxes in the third quarter  of 2012 included an incremental tax benefit of $11.1 million.  However, as a result of a change in circumstances related to our sale and the sale by certain of our affiliates of their shares of TIMET common stock, which sale provided an opportunity for us and other members of our consolidated U.S. federal income tax group to elect to claim foreign tax credits, we determined that we could tax-efficiently remit non-cash dividends from our non-U.S. jurisdictions before the end of the year that absent the TIMET sale would not have been considered.  As a result, our provision for income taxes in the fourth quarter of 2012 includes incremental taxes on the non-cash dividends remitted in the fourth quarter of $8.0 million.  Our income tax benefit in the fourth quarter of 2013 includes a tax benefit of $3.9 million related to the utilization of certain current year U.S. losses.

In February 2014, we entered into a new $350 million term loan.  We used $170 million of the net proceeds of this new term loan to prepay our note payable to Contran (along with accrued and unpaid interest through the prepayment date), and the note payable to Contran was cancelled.  The remaining $172.8 million net proceeds are available for our general corporate purposes.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of our business;
•	Customer inventory levels;
•	Unexpected or earlier-than-expected industry capacity expansion;
•	Changes in raw material and other operating costs (such as energy and ore costs);
•	Changes in the availability of raw materials (such as ore);
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2);
•	Competitive products and substitute products;
•	Customer and competitor strategies;
•	Potential consolidation of our competitors;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	Possible disruption of our business, or increases in our cost of doing business, resulting from terrorist activities or global conflicts;
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro;

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks);
•	Our ability to renew or refinance credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•	Our ability to utilize income tax attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria;
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities);
•	Government laws and regulations and possible changes therein;
•	The ultimate resolution of pending litigation; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses segment profit, which is used by the Company’s management to assess the performance of the Company’s TiO2 operations.  The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance.  The Company defines segment profit as income before income taxes, interest expense and certain general corporate items.  Corporate items excluded from the determination of segment profit include corporate expense and interest income not attributable to the Company’s TiO2 operations.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

KRONOS WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share and metric ton data)

	Three months ended		Year ended
	December 31,		December 31,
	2012	2013	2012	2013
	(Unaudited)

Net sales	$396.8	$368.6	$1,976.3	$1,732.4
Cost of sales	347.2	317.1	1,415.9	1,620.2

Gross margin	49.6	51.5	560.4	112.2

Selling, general and administrative expense	44.2	47.0	183.4	190.4
Other operating income (expense):
Currency transactions, net	(.5)	(2.4)	(1.0)	(3.8)
Other expense, net	(.3)	(.4)	(2.5)	(1.9)
Corporate expense	(3.5)	(2.6)	(13.9)	(48.7)

Income (loss) from operations	1.1	(.9)	359.6	(132.6)

Other income (expense):
Trade interest income	.1	.1	.3	.3
Other interest and dividend income	2.3	.2	8.7	.9
Securities transaction losses, net	(3.9)	-	(3.9)	-
Loss on prepayment of debt	-	-	(7.2)	(8.9)
Interest expense	(6.7)	(3.0)	(26.7)	(19.6)

Income (loss) before income taxes	(7.1)	(3.6)	330.8	(159.9)

Income tax expense (benefit)	11.0	(6.5)	112.3	(57.9)

Net income (loss)	$(18.1)	$2.9	$218.5	$(102.0)

Net income (loss) per basic and diluted share	$(.16)	$.03	$1.89	$(.88)

Weighted-average shares used in the
calculation of net income (loss) per share	115.9	115.9	115.9	115.9

TiO2 data - metric tons in thousands:
Sales volumes	102	101	470	498
Production volumes	113	115	469	474

KRONOS WORLDWIDE, INC.
RECONCILIATION OF SEGMENT PROFIT TO
INCOME FROM OPERATIONS
(In millions)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2012	2013	2012	2013

Segment profit (loss)	$4.7	$1.8	$373.8	$(83.6)
Adjustments:
Trade interest income	(.1)	(.1)	(.3)	(.3)
Corporate expense	(3.5)	(2.6)	(13.9)	(48.7)

Income (loss) from operations	$1.1	$(.9)	$359.6	$(132.6)

KRONOS WORLDWIDE, INC.
IMPACT OF PERCENTAGE CHANGE IN SALES
(Unaudited)

	Three months ended	Year ended
	December 31,	December 31,
	2013 vs. 2012	2013 vs. 2012

Percentage change in sales:
TiO2 product pricing	(10)%	(19)%
TiO2 sales volume	(1)%	6%
TiO2 product mix	2%	-%
Changes in currency exchange rates	2%	1%

Total	(7)%	(12)%